PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 24, 2018	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the Second Quarter of 2018

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, July 24, 2018) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.8 million ($0.68 per diluted share) for the quarter ended June 30, 2018, compared to $2.4 million ($0.58 per diluted share) for the second quarter of 2017. For the six months ended June 30, 2018, Landmark reported net earnings of $4.9 million ($1.19 per diluted share), compared to $4.6 million ($1.11 per diluted share) in the first half of 2017. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, July 25, 2018. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through August 25, 2018, by dialing (877) 344-7529 and using conference number 10122375.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid August 22, 2018, to common stockholders of record as of the close of business on August 8, 2018.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $4.9 million in the first half of 2018 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Net earnings in the first six months of 2018 increased $356,000, or 7.8%, from the first six months a year earlier. Solid loan growth drove an increase in our net interest income during the first half of 2018. In addition, our continued collection efforts resulted in the recovery of an additional $525,000 during the second quarter of 2018 in connection with the deposit-related loss incurred in 2017. We also benefited from lower income tax expense due to the decrease in federal corporate income tax rates in 2018 compared to 2017. During the first six months of 2018, return on average assets was 1.06% compared to 1.01% in the same period of 2017. Return on average equity was 11.69% in the first half of 2018 compared to 10.62% in the same period of 2017. We are pleased to deliver another strong core performance year-to-date. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Second Quarter Financial Highlights

Net interest income was $6.8 million for the quarter ended June 30, 2018, an increase of $260,000, or 4.0%, from the second quarter of 2017. The increase was primarily a result of a 2.9% increase in average interest-earning assets, from $831.3 million in the second quarter of 2017 to $855.4 million in the second quarter of 2018. Net interest margin, on a tax-equivalent basis, decreased from 3.41% in the second quarter of 2017 to 3.33% in the same period of 2018. The decrease in net interest margin was primarily a result of the reduction of federal corporate income tax rates from 34% in 2017 to 21% in 2018 following the enactment of the federal tax reform legislation in December 2017, which is used in the calculation of the tax-equivalent interest income and yields on tax-exempt loans and investment securities. Landmark recorded a provision for loan losses of $250,000 during the second quarter of 2018 compared to a provision for loan losses of $100,000 during the second quarter of 2017.

Total non-interest income was $4.3 million in the second quarter of 2018, an increase of $52,000, or 1.2%, compared to the same period of 2017. This was primarily the result of an increase of $519,000 in other non-interest income, which reflects $525,000 of recoveries on a deposit-related loss that occurred in the third quarter of 2017. Partially offsetting those recoveries were decreases of $224,000 in gains on sales of loans, $177,000 of gains on sales of investment securities and $109,000 in fees and service charges. Our gains on sales of loans were impacted by lower volumes of one-to-four family residential real estate loans originated for sale while a decline in overdraft fees impacted our fees and service charges.

Non-interest expense totaled $7.6 million for the second quarter of 2018, an increase of $14,000, or 0.2%, from the second quarter of 2017. Landmark recorded income tax expense of $428,000 in the second quarter of 2018 compared to $742,000 in the same period of 2017. The effective tax rate decreased from 23.7% in the second quarter of 2017 to 13.1% in the second quarter of 2018, primarily as a result of the reduction in 2018 federal corporate income tax rates.

First Half Financial Highlights

Net interest income was $13.4 million for the six months ended June 30, 2018, an increase of $486,000, or 3.8%, from the first half of 2017. The increase was primarily a result of a 2.1% increase in average interest-earning assets, from $827.1 million in the first six months of 2017 to $844.9 million in the first six months of 2018. Net interest margin, on a tax-equivalent basis, decreased from 3.40% in the first six months of 2017 to 3.33% in the same period of 2018. The decrease in net interest margin was primarily a result of the reduction of federal corporate income tax rates. Landmark recorded a provision for loan losses of $450,000 during the first six months of 2018, compared to $150,000 during the same period of 2017.

Total non-interest income was $7.7 million in the first six months of 2018, a decrease of $188,000, or 2.4%, compared to the same period of 2017. This change was primarily the result of a decline of $452,000 in gains on sales of loans, as the volume of one-to-four family residential real estate loans originated for sale in the first six months of 2018 was lower than in the same period of 2017. Also contributing to the decline in non-interest income were lower gains on sales of investment securities, which were $35,000 during the first six months of 2018 compared to $324,000 in the same period of 2017. Partially offsetting the declines was an increase of $536,000 in other non-interest income, which reflects $525,000 of recoveries on the deposit-related loss that occurred in 2017.

Non-interest expense totaled $15.0 million for the first six months of 2018, an increase of $393,000, or 2.7%, from $14.6 million for the same period of 2017. The increase was primarily related to an increase of $301,000 in other non-interest expense, which was impacted by the accrual of loss reserves at Landmark’s captive insurance subsidiary and increases in various other expense categories. Landmark recorded income tax expense of $684,000 in the first six months of 2018 compared to $1.4 million in the same period of 2017. The effective tax rate decreased from 23.8% in the first half of 2017 to 12.2% in the same period of 2018, primarily as a result of the reduction in 2018 federal corporate income tax rates.

Balance Sheet Highlights

Total assets increased $48.7 million, or 5.2%, to $978.2 million at June 30, 2018, from $929.5 million at December 31, 2017. Net loans increased $27.7 million, or 6.4%, to $461.4 million at June 30, 2018, compared to $433.7 million at year-end 2017. Investment securities increased $10.8 million, or 2.7%, to $404.2 million at June 30, 2018, from $393.4 million at December 31, 2017. Deposits decreased slightly to $765.3 million at June 30, 2018, compared to $765.6 million at December 31, 2017. Federal Home Loan Bank and other borrowings increased $49.0 million, or 73.6%, to $115.6 million at June 30, 2018, from $66.6 million at December 31, 2017. The growth in loans and investment securities during the first six months of 2018 was funded with Federal Home Loan Bank and other borrowings. Stockholders’ equity decreased to $86.4 million (book value of $20.83 per share) at June 30, 2018, from $87.6 million (book value of $21.47 per share) at December 31, 2017. The ratio of equity to total assets decreased to 8.83% at June 30, 2018, from 9.43% at December 31, 2017. Our stockholders’ equity declined during the first six months of 2018 as a result of a $5.1 million increase in the net unrealized losses on our investment portfolio, net of tax.

The allowance for loan losses totaled $5.8 million, or 1.25% of gross loans outstanding, at June 30, 2018, compared to $5.5 million, or 1.24% of gross loans outstanding, at December 31, 2017. Non-performing loans decreased to $5.3 million, or 1.13% of gross loans, at June 30, 2018, from $6.0 million, or 1.38% of gross loans, at December 31, 2017. Landmark recorded net loan charge-offs of $74,000 during the first six months of 2018, compared to $168,000 during the same period of 2017.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,
	2018	2017
ASSETS:
Cash and cash equivalents	$19,883	$16,584
Investment securities	404,171	393,406
Loans, net	461,396	433,743
Loans held for sale	11,764	6,535
Premises and equipment, net	21,381	20,824
Bank owned life insurance	24,019	23,698
Goodwill	17,532	17,532
Other intangible assets, net	3,358	3,659
Other assets	14,676	13,473
TOTAL ASSETS	$978,180	$929,454

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$765,291	$765,558
Federal Home Loan Bank and other borrowings	115,601	66,593
Other liabilities	10,873	9,681
Total liabilities	891,765	841,832
Stockholders’ equity	86,415	87,622
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$978,180	$929,454

LOANS (unaudited):

One-to-four family residential real estate	$138,267	$136,215
Construction and land	26,453	19,356
Commercial real estate	121,946	120,624
Commercial	66,531	54,591
Agriculture	87,901	83,008
Municipal	3,172	3,396
Consumer	22,867	22,046
Net deferred loan costs and loans in process	94	(34)
Allowance for loan losses	(5,835)	(5,459)
Loans, net	$461,396	$433,743

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,285	$6,041
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	452	436
Total non-performing assets	$5,737	$6,477

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.33%	0.31%
Total non-performing loans to gross loans outstanding	1.13%	1.38%
Total non-performing assets to total assets	0.59%	0.70%
Allowance for loan losses to gross loans outstanding	1.25%	1.24%
Allowance for loan losses to total non-performing loans	110.41%	90.37%
Equity to total assets	8.83%	9.43%
Book value per share	$20.83	$21.47

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Interest income:
Loans	$5,744	$5,280	$11,123	$10,334
Investment securities and other	2,339	2,176	4,561	4,310
Total interest income	8,083	7,456	15,684	14,644

Interest expense:
Deposits	631	394	1,172	732
Borrowed funds	616	486	1,082	968
Total interest expense	1,247	880	2,254	1,700

Net interest income	6,836	6,576	13,430	12,944
Provision for loan losses	250	100	450	150
Net interest income after provision for loan losses	6,586	6,476	12,980	12,794

Non-interest income:
Fees and service charges	1,808	1,917	3,564	3,632
Gains on sales of loans, net	1,468	1,692	2,629	3,081
Bank owned life insurance	162	119	321	236
Gains on sales of investment securities, net	-	177	35	324
Other	815	296	1,105	569
Total non-interest income	4,253	4,201	7,654	7,842

Non-interest expense:
Compensation and benefits	3,966	3,918	7,755	7,675
Occupancy and equipment	1,072	1,097	2,150	2,121
Professional fees	430	476	818	766
Data processing	376	337	741	667
Amortization of intangibles	283	328	560	626
Advertising	165	166	332	332
Federal deposit insurance premiums	72	73	144	145
Foreclosure and real estate owned expense	12	49	25	101
Other	1,190	1,108	2,481	2,180
Total non-interest expense	7,566	7,552	15,006	14,613

Earnings before income taxes	3,273	3,125	5,628	6,023
Income tax expense	428	742	684	1,435
Net earnings	$2,845	$2,383	$4,944	$4,588

Net earnings per share (1)
Basic	$0.69	$0.59	$1.20	$1.13
Diluted	0.68	0.58	1.19	1.11

Shares outstanding at end of period (1)	4,147,946	4,064,597	4,147,946	4,064,597

Weighted average common shares outstanding - basic (1)	4,141,894	4,064,092	4,124,947	4,063,692
Weighted average common shares outstanding - diluted (1)	4,160,587	4,148,184	4,143,491	4,146,732

OTHER DATA (unaudited):

Return on average assets (2)	1.20%	1.04%	1.06%	1.01%
Return on average equity (2)	13.49%	10.78%	11.69%	10.62%
Net interest margin (2)(3)	3.33%	3.41%	3.33%	3.40%

(1) Share and per share values at or for the periods ended June 30, 2017 have been adjusted to give effect to the 5% stock dividend paid during December 2017.

(2) Information for the three and six months ended June 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate for the three and six months ended June 30, 2018 and a 34% rate for the three and six months ended June 30, 2017.